Exhibit 10.1
BITCOIN SHOP, INC.

STRATEGIC ADVISORY BOARD CHARTER

As of October 17, 2014

A.	PURPOSE AND SCOPE

The primary function of the Strategic Advisory Board (the “SAB”) of Bitcoin Shop Inc. (the “Company”) is to assist and provide advice to the Board of Directors (the “Board”) and the Company’s management, as requested by the Board or management from time to time, regarding the implementation and review of the Company’s corporate strategic plan (the “Strategic Plan”), as well as general strategic planning from time to time.  The SAB will advise and review the strategic initiatives of the Company with respect to: the implementation and long term business/strategic plan and matters of particular strategic importance to the Company.

B.	COMPOSITION AND MEETINGS

The SAB shall be comprised of a minimum of 2 members but not more than 15 members,  The members of the SAB shall be selected by the Board for their specialized expertise in areas of strategic importance to the Company.  The SAB will have at least one regularly scheduled meeting each year either in person or telephonically, and at such times and places as the SAB shall determine, but may meet as often as may be deemed necessary or appropriate in its judgment.  The SAB may ask members of the Board or management or others to attend meetings and provide pertinent information as necessary.  The SAB shall report to the Board, as requested or as the SAB deems necessary, on a regular basis but not less frequently than annually.  Minutes of each meeting shall be prepared by the Secretary of the Company or such other person designated by the Board and, when approved, shall be distributed to all Board members.

C.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the SAB shall meet with executive management, other employees of the Company and consultants hired by the Company, as necessary, to provide strategic interaction and input that is useful and or appropriate in furtherance of the SAB’s purpose.  The SAB shall, upon the request of the Board or management from time to time, provide advice and assistance with regard to:

1.	The implementation of the Company’s Strategic Plan and any revisions or amendments thereto;

2.	The Company’s long-term strategy, which may include goals for future years and evaluations of evolving and emerging technologies and changes in products and services in the markets the Company serves;

3.	Strategic introductions to key stakeholders within the virtual currency ecosystem;

4.	Strategic introductions to potential acquisitions and similar transactions and other potential growth and expansion opportunities for the Company;

5.	Strategic introductions to potential customers, clients, suppliers, and others potentially advantageous to the Company’s strategic goals;

6.	Strategic issues or opportunities material to the Company outside of the scope of the Company’s traditional business operations; and

7.	Strategic matters identified by the executive management or Board of the Company.

The SAB’s role shall be purely advisory and the ultimate responsibility for the management of the Company’s business and affairs shall rest with the Board.  The Board shall have no obligation to adopt, or otherwise be bound to act upon, any recommendation of the SAB but shall, in its sole and absolute discretion, have the ability to take the SAB’s recommendations under advisement.

The SAB, with Board approval, shall take such other actions as it deems appropriate to further its purpose.

COMPENSATION

The members of the SAB shall receive such compensation for their services in such capacities as the Board, in its sole and absolute discretion, shall deem proper.

As of October 17, 2014, the SAB is comprised of the members as set forth in Schedule A.

Schedule A

Name
Margaux Avedisian
David Bailey
Patrick Cines
Carol Van Cleef
Bruce Fenton
Jeremy Gardner
Jason King
Will O'Brien
Jonathan Silverman
Changpeng Zhao